Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

CME GROUP INC.,

CHEETAH ACQUISITION CORP.,

CHEETAH ACQUISITION LLC,

JERSEY PARTNERS INC.,

NEW JPI INC.

AND

THE INDIVIDUALS SIGNATORY HERETO

DATED AS OF JULY 30, 2014

i

ii

Section 11.7	Assignment	46
Section 11.8	Amendment	46
Section 11.9	Extension; Waiver	46
Section 11.10	Governing Law and Venue; Waiver of Jury Trial	47
Section 11.11	Enforcement	47

LIST OF EXHIBITS

Exhibit A	Signing Stockholder Notice Addresses
Exhibit B	Stockholder Consent Agreement

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of July 30, 2014 (this “Agreement”), is made and entered into among CME Group Inc., a Delaware corporation (“CME”), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary (“Merger Sub 1”), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (“Merger Sub 2”), Jersey Partners Inc., a New York corporation (“JPI”), New JPI Inc., a Delaware corporation (“New JPI”), and the other individuals signatory hereto, which are stockholders of JPI and New JPI (the “Signing Stockholders”). CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and each Signing Stockholder are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

WHEREAS, the respective Boards of Directors of JPI and New JPI have approved and declared advisable, fair to and in the best interests of its stockholders, this Agreement and the Transactions, including the merger of Merger Sub 1 with and into New JPI (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately following the Merger, the Surviving Corporation will then merge with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”) in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Combination shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

WHEREAS, immediately after the execution of this Agreement, the Signing Stockholders will deliver to CME an irrevocable action by written consent, in their capacity as stockholders of JPI and New JPI, to adopt this Agreement and approve the Transactions in accordance with applicable Law and the Constituent Documents of JPI and New JPI (the “Stockholder Consent”);

WHEREAS, prior to the Closing, JPI, New JPI and their respective stockholders will undertake an internal reorganization pursuant to which New JPI will form Jersey Partners Holdings LLC, a Delaware limited liability company (“JPI Holdings”), which shall form Jersey Partners LLC, a Delaware limited liability company and a wholly-owned subsidiary of JPI Holdings (“JPI LLC”), and JPI will merge with and into JPI LLC in exchange for shares of New JPI and in accordance with the applicable provisions of the DGCL and the DLLCA.  JPI LLC will then distribute the Transferred Shares to JPI Holdings, which will distribute the Transferred Shares to New JPI so that New JPI will become the record and Beneficial Owner of all of the Transferred Shares record and Beneficially Owned by JPI, and New JPI will then distribute all of its membership interests in JPI Holdings to the stockholders of New JPI such that following such steps the only assets of New JPI will be the Transferred Shares, all in accordance with the F-Reorganization Steps Plan and the terms of this Agreement (the “F-Reorganization”);

WHEREAS, immediately following the Closing, Commodore Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary, will merge with and into GFI, a Delaware corporation (“GFI”), which will then merge with and into Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (the “GFI Mergers”), each in accordance with the applicable provisions of the DGCL and the DLLCA and upon the terms and subject to the conditions set forth in the definitive merger agreement providing for the GFI Mergers (the “GFI Merger Agreement”); and

WHEREAS, immediately following the completion of the GFI Mergers, GFI Brokers Holdco Ltd, a Bermuda limited liability company, will purchase from the surviving company of the GFI Mergers the IDB Subsidiaries (as defined in the GFI Merger Agreement) and assume certain liabilities (the “IDB Transaction”), upon the terms and subject to the conditions set forth in the definitive purchase agreement providing for the IDB Transaction (the “IDB Transaction Agreement”).

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; THE MERGERS

Section 1.1                                    Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Division” has the meaning set forth in Section 8.3(a).

“Antitrust Laws” has the meaning set forth in Section 8.3(a).

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, and the terms “Beneficially Owned” and “Beneficial Ownership” shall be construed accordingly. For the avoidance of doubt, CME shall not be deemed to be the Beneficial Owner of any GFI Common Stock by virtue of the GFI Support Agreement (as defined in the GFI Merger Agreement) or this Agreement.

“Board of Directors” means the board of directors of any specified Person.

“Burdensome Condition” has the meaning set forth in Section 8.3(c).

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of Chicago, Illinois or the City of New York, New York.

“Certificate” has the meaning set forth in Section 1.7(c).

“Certificate of Merger” has the meaning set forth in Section 1.4.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“CME” has the meaning set forth in the Preamble.

“CME Class A Common Stock” means class A common stock, par value $0.01 per share, of CME.

“CME Disclosure Letter” has the meaning set forth in Article V.

“CME Financial Statements” means the consolidated financial statements of CME and the CME Subsidiaries included in the CME SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of CME for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“CME Identified Representations” means Section 5.1, Section 5.2, Section 5.3, Section 5.4(a)(i) and Section 5.10.

“CME Material Adverse Effect” means, with respect to CME, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of CME, Merger Sub 1 or Merger Sub 2 to perform their obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of CME and the CME Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which CME and the CME Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of GFI, other than for purposes of Section 5.4 (No Violations; Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of CME Class A Common Stock on Nasdaq (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a CME Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by CME to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a CME Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv), (viii) and (ix) above, to the extent CME and the CME Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which CME and the CME Subsidiaries operate.

“CME SEC Documents” has the meaning set forth in Section 5.5.

“CME Subsidiary” means a Subsidiary of CME.

“Code” has the meaning set forth in the Recitals.

“Combination” has the meaning set forth in the Recitals.

“Confidentiality Agreement” has the meaning set forth in Section 8.2(b).

“Constituent Documents” means with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

“Deferral Notice” has the meaning set forth in Section 8.11(b).

“DGCL” has the meaning set forth in the Recitals.

“DLLCA” has the meaning set forth in the Recitals.

“Dissenting New JPI Shares” has the meaning set forth in Section 1.8.

“Effective Time” has the meaning set forth in Section 1.4.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings of such Person.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.1(a).

“Exchange Fund” has the meaning set forth in Section 2.1(a).

“Exchange Ratio” has the meaning set forth in Section 1.7(b).

“Expenses” has the meaning set forth in Section 8.5.

“F-Reorganization” has the meaning set forth in the Recitals.

“F-Reorganization Steps Plan” means the steps plan set forth in Section 1.1(a) of the New JPI Disclosure Letter.

“Foreign Competition Laws” has the meaning set forth in Section 3.5(b).

“FTC” has the meaning set forth in Section 8.3(a).

“GAAP” has the meaning set forth in Section 3.11.

“GFI” has the meaning set forth in the Recitals.

“GFI Common Stock” means the common stock, par value $0.01 per share, of GFI.

“GFI Merger Agreement” has the meaning set forth in the Recitals.

“GFI Mergers” has the meaning set forth in the Recitals.

“GFI Support Agreement” has the meaning set forth in the GFI Merger Agreement.

“Governmental Entity” means any supranational, national, state, commonwealth, province, territory, county, municipal, district or local government (including any subdivision, court, administrative agency or commission or other authority thereof), governmental official (such as a state attorney general), or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC, European Union, Commodity Futures Trading Commission, UK Financial Conduct Authority, or any state or banking securities bureau or department, or any regulatory body appointed by any of the foregoing, in each case in any jurisdiction.

“HSR Act” has the meaning set forth in Section 3.5(b).

“IDB Transaction” has the meaning set forth in the Recitals.

“IDB Transaction Agreement” has the meaning set forth in the Recitals.

“Independent Accountant Arbitrator” has the meaning set forth in the IDB Transaction Agreement.

“Information Statement” has the meaning set forth in Section 3.12.

“JPI” has the meaning set forth in the Preamble.

“JPI Common Stock” means the common stock, par value $0.01 per share, of JPI.

“JPI Holdings” has the meaning set forth in the Recitals.

“JPI LLC” has the meaning set forth in the Recitals.

“Knowledge of JPI” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(b) of the New JPI Disclosure Letter as of the date hereof.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, statutory instrument, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law, derivatives law, commodities law and law of any foreign jurisdictions.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means, with respect to JPI or New JPI, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of JPI, New JPI or the Signing Stockholders to perform its obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of New JPI, in each case taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which such entity and its Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of CME, other than for purposes of Section 3.5 (No Violations; Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) natural disasters or (vii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv), (vi) and (vii) above, to the extent such entity and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which such entity and its Subsidiaries operate.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.7(b).

“Merger Sub 1” has the meaning set forth in the Preamble.

“Merger Sub 2” has the meaning set forth in the Preamble.

“Nasdaq” means NASDAQ OMX Group, Inc.’s “NASDAQ Global Select Market.”

“New JPI” has the meaning set forth in the Preamble.

“New JPI Common Stock” means the common stock, par value $0.001 per share, of New JPI.

“New JPI Disclosure Letter” has the meaning set forth in Article III.

“New JPI Identified Representations” means Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.13 and Article IV.

“Notice” means all notices, filings and acknowledgements other than with respect to an Antitrust Law that are necessary or appropriate to be filed with or provided to or obtained from any Regulatory Authority in order to the consummate the Transactions.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, subpoena, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, of any executive body, Governmental Entity or Self-Regulatory Organization.

“Outside Date” has the meaning set forth in the GFI Merger Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pledge Agreement” has the meaning set forth in the IDB Transaction Agreement.

“Proceeding” means any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (whether at law or in equity, before or by any Governmental Entity or Self-Regulatory Organization or before any arbitrator).

“Prospectus” has the meaning set forth in Section 8.11(a).

“Registrable Stock” has the meaning set forth in Section 8.11(a).

“Registration Statement” has the meaning set forth in Section 8.11(a).

“Regulatory Approvals” means all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders (including those applicable to directors, officers, principals, employees and agents) other than with respect to an Antitrust Law issued by any Regulatory Authority required under applicable Laws to permit the consummation of the Transactions.

“Regulatory Authority” means any foreign, local, state or federal Governmental Entity, Self-Regulatory Organization, clearing house, depository (including the Depository Trust & Clearing Corporation) and exchange.

“Representatives” has the meaning set forth in Section 8.2(a).

“Required Vote” has the meaning set forth in Section 3.3(d).

“Restraints” has the meaning set forth in Section 9.1(d).

“SEC” has the meaning set forth in the first paragraph of Article V.

“Secretary of State” has the meaning set forth in Section 1.4.

“Securities” means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership or similar interest of such Person, and any securities that are convertible, exchangeable or exercisable into any such stock or interests, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, swap execution facilities, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Signing Stockholders” has the meaning set forth in the Preamble.

“Stockholder Consent” has the meaning set forth in the Recitals.

“Stockholder Consent Agreement” has the meaning set forth in Section 1.9.

“Subsequent Certificate of Merger” has the meaning set forth in Section 1.4.

“Subsequent Effective Time” has the meaning set forth in Section 1.4.

“Subsequent Merger” has the meaning set forth in the Recitals.

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the Securities or other ownership interests or (ii) Securities or other interests having by their terms power to elect or appoint more than 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Surviving Company” has the meaning set forth in Section 1.2.

“Surviving Corporation” has the meaning set forth in Section 1.2.

“Surviving Corporation Common Stock” has the meaning set forth in Section 1.7(a).

“Takeover Proposal” has the meaning set forth in Section 8.4(b).

“Tax” (and with the correlative meaning “Taxes”) means (i) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Transactions” means the transactions contemplated by (i) this Agreement (including the F-Reorganization and the Combination), (ii) the GFI Merger Agreement (including the Pre-Closing Reorganization (as defined therein) and the GFI Mergers), (iii) the IDB Transaction Agreement (including the IDB Transaction) and (iv) the GFI Support Agreement.

“Transferred Shares” has the meaning set forth in the Section 3.6.

“U.S.” means the United States of America.

Section 1.2                                    The Merger and the Subsequent Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub 1 will merge with and into New JPI, and the separate existence of Merger Sub 1 shall cease.  New JPI shall continue as the surviving corporation and as a wholly-owned CME Subsidiary and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving Corporation”). Immediately after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, the Surviving Corporation will merge with and into Merger Sub 2, and the separate existence of the Surviving Corporation shall cease.  Merger Sub 2 shall continue as the surviving limited liability company and as a wholly-owned CME Subsidiary and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving Company”).  At the Effective Time and the Subsequent Effective Time, the effects of the Combination shall be as provided in this Agreement, the Certificate of Merger, the Subsequent Certificate of Merger and the applicable provisions of the DGCL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, (i) at the Effective Time, all of the property, rights, privileges, powers and franchises of New JPI and Merger Sub 1 shall vest in the Surviving Corporation, and all debts, liabilities and duties of New JPI and Merger Sub 1 shall become the debts, liabilities and duties of the Surviving Corporation, and (ii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company.

Section 1.3                                    Closing.  Unless this Agreement shall have been terminated in accordance with Section 10.1 (Termination), the closing of the Combination (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, at 8:00 a.m. New York time, or at such other place and time as CME and New JPI may agree in writing, on the date when the Effective Time is to occur (the “Closing Date”).

Section 1.4                                    Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, CME and New JPI shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as CME and New JPI shall agree and specify in the Certificate of Merger.  As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective. Immediately following the Effective Time, CME and New JPI shall file a certificate of merger relating to the Subsequent Merger as contemplated by the DGCL and the DLLCA (the “Subsequent Certificate of Merger”) with the Secretary of State, in such form as required by, and executed in accordance with, the DGCL and the DLLCA. The Subsequent Merger shall become effective at such time as the Subsequent Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as CME and New JPI shall agree and specify in the Subsequent Certificate of Merger. As used herein, the “Subsequent Effective Time” shall mean the time at which the Subsequent Merger shall become effective.

Subject to the provisions of this Agreement, unless otherwise mutually agreed upon by CME and New JPI, the Parties shall cause the Effective Time to occur immediately prior to the GFI Mergers.

Section 1.5                                    Surviving Company Constituent Documents.

(a)                     The certificate of incorporation and bylaws of New JPI, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)                     The certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6                                    Surviving Company Managers and Officers.  The managers and officers of Merger Sub 2 in office immediately prior to the Subsequent Effective Time shall be the initial managers and officers of the Surviving Company and shall hold office from the Subsequent Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company or otherwise as provided by applicable Law.

Section 1.7                                    Effect on Capital Stock.

(a)                     At the Effective Time, each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only Surviving Corporation Common Stock.

(b)                     At the Effective Time, subject to the provisions of this Article I and Article II, each share of New JPI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of New JPI Common Stock owned by New JPI and other than Dissenting New JPI Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive a fraction of a share of CME Class A Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 1.7(d) (the “Merger Consideration”).  The “Exchange Ratio” means a fraction, the numerator of which equals the aggregate number of shares of CME Class A Common Stock that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement and the denominator of which equals the maximum number of shares of New JPI Common Stock that could be issued and outstanding immediately prior to the Effective Time following the consummation of the F-Reorganization and without giving effect to the exercise of any appraisal rights or dissenters’ rights in connection therewith.  Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before the date hereof (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during the period between such trading day and the Effective Time).

Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate Merger Consideration payable hereunder exceed the amount of the aggregate merger consideration that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement.

(c)                      From and after the Effective Time, none of the New JPI Common Stock converted into the Merger Consideration pursuant to this Article I shall remain outstanding and all such shares of New JPI Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such New JPI Common Stock or shares of New JPI Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional share of CME Class A Common Stock in accordance with Section 2.5 (No Fractional Shares) and (iii) any dividends and other distributions in accordance with Section 2.1(f) (Dividends and Distributions).

(d)                     If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of CME Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of New JPI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(e)                      At the Effective Time, all shares of New JPI Common Stock that are owned by New JPI shall be cancelled and retired and shall cease to exist and no Securities of CME, cash or other consideration shall be delivered in exchange therefor.

(f)                       At the Subsequent Effective Time, all limited liability company interests of Merger Sub 2 issued and outstanding immediately prior to the Subsequent Effective Time shall be cancelled and retired and shall cease to exist. At the Subsequent Effective Time, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into one limited liability company interest of the Surviving Company and shall constitute the only limited liability company interests of the Surviving Company.

Section 1.8                                    Appraisal Rights.  Notwithstanding Section 1.7 (Effect on Capital Stock), shares of New JPI Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not consented to the Merger and who has demanded appraisal for such shares of New JPI Common Stock in accordance with Section 262 of the DGCL (the “Dissenting New JPI Shares”) shall not be converted into the right to receive the Merger Consideration and the holder thereof shall be entitled to appraisal rights, unless such holder fails to perfect, withdraws or loses the right to appraisal.

If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting New JPI Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.  JPI and New JPI shall give CME prompt notice of any written demands received by JPI or New JPI for appraisal of shares of New JPI Common Stock, and CME shall have the right to direct all negotiations and proceedings with respect to such demands, subject, prior to the Effective Time, to consultation with JPI and New JPI.  Except with the prior written consent of CME, JPI or New JPI shall not make any payment with respect to, or offer to settle or settle, any such demands. Following the receipt of the Stockholder Consent, no right to fair value or appraisal, dissenters’ or similar rights shall be available to the Signing Stockholders with respect to the Transactions.

Section 1.9                                    Stockholder Consent Agreement.  As soon as practicable following the date the Information Statement is available pursuant to Section 8.13, JPI and New JPI shall mail to each holder of JPI Common Stock and New JPI Common Stock other than the Signing Stockholders, and each of JPI, New JPI and the Selling Stockholders shall use their commercially reasonable efforts to collect from each such holder, (i) the Information Statement and (ii) the Stockholder Notice, Waiver, Agreement and Representation Form in substantially the form attached as Exhibit B hereto (a “Stockholder Consent Agreement”).  Promptly upon receipt of each Stockholder Consent Agreement, JPI or New JPI shall deliver a copy of it to CME.

ARTICLE II

EXCHANGE OF SHARES

Section 2.1                                    Surrender and Payment.

(a)                     Prior to the Effective Time, CME shall appoint an exchange agent (who shall be the same exchange agent as contemplated in the GFI Merger Agreement or such other exchange agent reasonably acceptable to New JPI) (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As promptly as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, CME will send, or will cause the Exchange Agent to send, to each holder of record of shares of New JPI Common Stock as of the Effective Time, whose shares of New JPI Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (Effect on Capital Stock), a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in substantially the same form as the letter of transmittal contemplated in the GFI Merger Agreement or otherwise in such form as New JPI and CME may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.  At or prior to the Effective Time, CME shall cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of New JPI Common Stock, shares of CME Class A Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 1.7 (Effect on Capital Stock) and Section 2.5 (No Fractional Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of Article I and this Article II.

Following the Effective Time, CME agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.1(f) (Dividends and Distributions).  All cash and book-entry shares representing CME Class A Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall deliver the Merger Consideration contemplated to be issued pursuant to Section 1.7 (Effect on Capital Stock) and Section 2.5 (No Fractional Shares) out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CME in short-term direct obligations of the U.S. or short-term obligations for which the full faith and credit of the U.S. is pledged to provide for payment of all principal and interest (or funds that invest in such obligations); provided that no gain or loss thereon shall affect the amounts payable to the holders of New JPI Common Stock pursuant to this Agreement.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, CME shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.  Any interest and other income resulting from such investments shall be the property of, and paid to, CME.  CME shall be responsible for all fees and expenses of the Exchange Agent.

(b)                     Each holder of shares of New JPI Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of CME Class A Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of CME Class A Common Stock, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.5 (No Fractional Shares) and dividends and other distributions payable pursuant to Section 2.1(f) (Dividends and Distributions) (less any required Tax withholding), in each case pursuant to Section 1.7 (Effect on Capital Stock) and this Article II.  The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates.  Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions. Notwithstanding the foregoing, any Merger Consideration to be subject to the Pledge Agreement shall be issued and registered as provided in the Pledge Agreement.

(c)                      If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                     After the Effective Time, there shall be no further registration of transfers of shares of New JPI Common Stock.  From and after the Effective Time, the holders of Certificates representing shares of New JPI Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of New JPI Common Stock except as otherwise provided in this Agreement or by applicable Law.  If, after the Effective Time, Certificates are presented to the Exchange Agent or CME, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article I and this Article II.

(e)                      Any portion of the Exchange Fund that remains unclaimed by the holders of shares of New JPI Common Stock one year after the Effective Time shall be returned to CME, and any such holder who has not exchanged his or her shares of New JPI Common Stock for the Merger Consideration in accordance with this Section 2.1 prior to that time shall thereafter look only to CME, and CME shall remain liable, for delivery of the Merger Consideration in respect of such holder’s shares of New JPI Common Stock.  Notwithstanding the foregoing, neither CME, Merger Sub 1, Merger Sub 2, JPI nor New JPI shall be liable to any holder of shares of New JPI Common Stock for any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions delivered to any Governmental Entity pursuant to applicable abandoned property Laws.  Any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions remaining unclaimed by holders of shares of New JPI Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of CME free and clear of any claims or interest of any Person previously entitled thereto.

(f)                       No dividends or other distributions with respect to shares of CME Class A Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.1.  Following such surrender, subject to the effect of escheat (in accordance with Section 2.1(e)), Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of CME Class A Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of CME Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of CME Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of CME Class A Common Stock, all shares of CME Class A Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g)                      Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.1 to pay for shares of New JPI Common Stock for which appraisal rights shall have been perfected shall be returned to CME, upon demand.

Section 2.2                                    Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by CME, the posting by such Person of a bond, in such reasonable amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of New JPI Common Stock represented by such Certificate as contemplated by this Article II.

Section 2.3                                    Withholding Rights.  Each of CME and the Surviving Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of New JPI Common Stock in respect of which such deduction and withholding was made.

Section 2.4                                    Further Assurances.  If after the Effective Time, New JPI or CME reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Combination or to carry out the purposes and intents of this Agreement after the Effective Time, then New JPI, CME, the Surviving Corporation, the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments and assurances and do all things reasonably necessary or desirable to consummate the Combination and to carry out the purposes and intent of this Agreement.

Section 2.5                                    No Fractional Shares.

(a)                     No certificates or scrip representing fractional shares of CME Class A Common Stock shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, no dividends or other distributions of CME shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of CME.

(b)                     In lieu of such fractional share interests, CME or the Exchange Agent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of New JPI Common Stock formerly represented by all Certificates (or effective affidavits of loss in lieu thereof) surrendered by such holder) would otherwise be entitled by (ii) the average of the closing sale prices of CME Class A Common Stock as reported on Nasdaq for the ten trading days ending upon and including the trading day immediately before the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JPI AND NEW JPI

Except as set forth in the corresponding Sections or Subsections of a disclosure letter delivered to CME by New JPI prior to the execution of this Agreement (the “New JPI Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the New JPI Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), JPI and New JPI jointly and severally represent and warrant to CME, Merger Sub 1 and Merger Sub 2 as follows:

Section 3.1                                    Organization.

(a)                     JPI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, New JPI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each of JPI and New JPI has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  Each of JPI and New JPI is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. New JPI has delivered or made available to CME true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. New JPI has delivered or made available to CME true, correct and complete copies of the minutes of, and resolutions approved and adopted at, all meetings of the Board of Directors of New JPI held since the time of formation of New JPI through the date of this Agreement.

(b)                     New JPI was formed solely for the purposes of engaging in the Transactions, has engaged in no other activities and has conducted its operations only in connection with the Transactions or as otherwise contemplated by this Agreement and the F-Reorganization Steps Plan.  New JPI has no liabilities and is not a party to any agreement other than this Agreement, required in connection with the F-Reorganization Steps Plan and agreements with respect to its formation and the appointment of registered agents and similar matters.

Section 3.2                                    Capitalization.

(a)                     The authorized Securities of JPI consists of 50,000,000 shares of JPI Common Stock, and 9,208,685 shares of JPI Common Stock are issued and outstanding.  All issued and outstanding shares of JPI Common Stock have been duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights. Section 3.2(a) of the New JPI Disclosure Letter sets forth a true and complete list of each record and Beneficial Owner of JPI Common Stock and the number of shares of such JPI Common Stock owned by each such holder.

(b)                     As of the date hereof, the authorized Securities of New JPI consists of 10,000,000 shares of New JPI Common Stock, par value $0.01, and 1 share of New JPI Common Stock are issued and outstanding, all of which will be cancelled for no consideration in connection with the F-Reorganization, and all issued and outstanding shares of New JPI Common Stock have been duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights.

Section 3.2(b) of the New JPI Disclosure Letter sets forth a true and complete list of each record and Beneficial Owner of New JPI Common Stock and the number of shares of such New JPI Common Stock owned by each such holder as of the date hereof.

(c)                      Following consummation of the F-Reorganization and without giving effect to the exercise of any appraisal rights or dissenters’ rights in connection therewith, the authorized Securities of New JPI will consist of 10,000,000 shares of New JPI Common Stock, par value $0.01, no more than 9,268,685 shares of New JPI Common Stock will be issued and outstanding, and all issued and outstanding shares of New JPI Common Stock will have been duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights.

(d)                     There are no preemptive or similar rights on the part of any holder of any class of Securities of JPI or New JPI.  Neither JPI nor New JPI has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of JPI or New JPI on any matter submitted to such holders of Securities.  There are no other outstanding Equity Rights with respect to the Securities of JPI or New JPI.  There are no outstanding contractual obligations of JPI or New JPI to repurchase, redeem or otherwise acquire any Securities of JPI or New JPI.  Other than the GFI Support Agreement, there are no proxies, voting trusts or other agreements or understandings to which JPI or New JPI is a party or is bound with respect to the voting of the Securities of JPI or New JPI.

Section 3.3                                    Authorization; Board Approval; Voting Requirements.

(a)                     Each of JPI and New JPI has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Stockholder Consent with respect to the consummation of the F-Reorganization and the Merger, to consummate the Transactions.  The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either JPI or New JPI are necessary for it to authorize this Agreement or to consummate the Transactions, except for the adoption of this Agreement and the approval of the F-Reorganization and the Merger by the Stockholder Consent.  This Agreement has been duly and validly executed and delivered by each of JPI and New JPI and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of each of JPI and New JPI, enforceable against each of JPI and New JPI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)                     After giving effect to the Closing and the consummation of the Transactions, New JPI and JPI shall be solvent, as such term is defined, applied and interpreted under applicable Law.

(c)                      The respective Boards of Directors of JPI and New JPI, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Transactions are advisable, fair to and in the best interests of JPI or New JPI, as applicable, and their respective stockholders, (ii) approving this Agreement and the Transactions, (iii) recommending that their respective stockholders adopt this Agreement and approve the Transactions and (iv) directing that the adoption of this Agreement and the approval of the Transactions be submitted for consideration of the respective stockholders of JPI and New JPI. None of the aforesaid actions by the respective Boards of Directors of JPI or New JPI have been amended, rescinded or modified.

(d)                     The affirmative vote or consent of the holders of a majority of the outstanding shares of common stock of JPI or New JPI Common Stock, as applicable, in favor of the adoption of this Agreement is the only vote or consent of the holders of any class or series of Securities of JPI or New JPI necessary to adopt this Agreement and approve the Transactions (the “Required Vote”). The Stockholder Consent constitutes the Required Vote.

Section 3.4                                    Takeover Statute; No Restrictions on the Transaction.  No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute, including Section 203 of the DGCL, is applicable to the Transactions.

Section 3.5                                    No Violations; Consents and Approvals.

(a)                     The execution and delivery of this Agreement by each of JPI and New JPI does not, and the consummation by each of JPI and New JPI of the Transactions will not: (i) conflict with any provisions of the Constituent Documents of JPI or New JPI; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.5(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which JPI or New JPI, as applicable, is a party or by which JPI or New JPI or any of their respective assets or properties, in each case as applicable, may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens solely in the case of JPI) upon any properties or assets of JPI or New JPI or (v) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of JPI’s or New JPI’s businesses or ownership of their respective assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a Material Adverse Effect.

(b)                     No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by JPI or New JPI in connection with the execution or delivery of this Agreement by each of JPI and New JPI or the consummation by JPI and New JPI of the Transactions, except for: (i) compliance by New JPI with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any required filings or notifications under any foreign antitrust merger control Laws (the “Foreign Competition Laws”) set forth in Section 3.5(b) of the New JPI Disclosure Letter; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (iv) the filings with the SEC pursuant to Section 8.11 and such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (v) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (vi) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a Material Adverse Effect.

Section 3.6                                    Transferred Shares.  As of the date hereof, JPI is the Beneficial Owner of 46,464,240 shares of GFI Common Stock (such shares of GFI Common Stock, the “Transferred Shares”), JPI has good and valid title to the Transferred Shares, and the Transferred Shares are free and clear of all Liens of any kind.  Except for the Transferred Shares, JPI does not, directly or indirectly, Beneficially Own any Securities or Equity Rights of GFI or any of its Subsidiaries. Immediately prior to and at the Effective Time, New JPI will be the record and Beneficial Owner of all of the Transferred Shares, New JPI will have good and valid title to the Transferred Shares and the Transferred Shares will be free and clear of all Liens of any kind.

Section 3.7                                    Absence of Liabilities.  New JPI does not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in a balance sheet of New JPI. New JPI does not have any employees or independent contractors.

Section 3.8                                    No Other Assets.  Immediately prior to the Effective Time, New JPI will not own, directly or indirectly, any assets, properties or rights, including Securities or other ownership interests in any Person, other than the Transferred Shares.

Section 3.9                                    Litigation.  (a) There is no Proceeding pending, threatened in writing, affecting, or, to the Knowledge of JPI, threatened against JPI or New JPI, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to JPI or New JPI), (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against JPI or New JPI and (c) there is no Proceeding pending or, to the Knowledge of JPI, threatened against JPI or New JPI, which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 3.10                             Compliance with Laws.  The business of New JPI is, and since the time of its formation, has been, conducted in compliance in all respects with all Laws and the applicable rules of any Self-Regulatory Organization.  New JPI is in compliance with its Constituent Documents.

Section 3.11                             Taxes.

(a)                     Both JPI and New JPI have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with U.S. generally accepted accounting principles (“GAAP”) for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of JPI and New JPI through the date of this Agreement and (v) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b)                     There (i) is no deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to JPI or New JPI in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between JPI or New JPI and any authority responsible for such Taxes or Tax Returns.

(c)                      No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against JPI or New JPI (or, to the Knowledge of JPI, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d)                     There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving JPI or New JPI.

(e)                      Neither JPI nor New JPI has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law, or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

(f)                       There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for income tax purposes applicable to or required to be made by JPI or New JPI as a result of changes in methods of accounting or other events occurring on or before the date hereof.

(g)                      Neither JPI nor New JPI will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(h)                     There are no Liens for Taxes upon any property or assets of JPI or New JPI.

(i)                         Neither JPI nor New JPI has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)                        Neither JPI nor New JPI has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(k)                     Neither JPI nor New JPI has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(l)                         Neither JPI nor New JPI is a foreign person within the meaning of Treasury Regulation Section 1.1445-2. Neither JPI nor New JPI is, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)                 Neither JPI nor New JPI has taken or failed to take any action, nor to the Knowledge of JPI are there any facts or circumstances, that would prevent the Combination from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.

(n)                     There has been no position taken by JPI or New JPI that, if raised by any Governmental Entity, could reasonably be expected to result in a material Tax liability of JPI or New JPI.

(o)                     Each of JPI and New JPI has validly elected to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for all taxable periods since its formation, and has maintained its status as an “S corporation” at all times since such formation. Each of JPI and New JPI has also validly elected to be an “S corporation” in all state and local jurisdictions which recognize such status and in which JPI or New JPI, as applicable, would, absent such an election, be subject to corporate income Tax, and has maintained its status as an “S corporation” in each such jurisdiction at all times since the date of such election. No facts or circumstances exist, or have existed, which would cause, or would have caused, the status of JPI or New JPI as an “S corporation” under federal, state or local Law to be subject to termination or revocation.

(p)                     Neither JPI nor New JPI has in the past ten years acquired assets from another corporation in a transaction in which JPI’s or New JPI’s Tax basis in the acquired assets was determined by reference (in whole or in part) to the Tax basis of the acquired assets (or any other property) in the hands of the transferor where such transferor was a C corporation as defined under Section 1361 of the Code or (ii) acquired the stock of any corporation which is a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code).

(q)                     JPI and New JPI have delivered or made available to the CME true and correct copies of all federal, state, local, and foreign income Tax Returns relating to JPI or New JPI (and amended Tax Returns, revenue agents’ reports, and other notices from the Internal Revenue Service or other taxing authorities) for each of the preceding three taxable years.

Section 3.12                             Information Statement.  None of the information supplied or to be supplied by JPI, New JPI or any Signing Stockholder for inclusion or incorporation by reference in the information statement (the “Information Statement”) to be provided to the holders of New JPI Common Stock other than the Signing Stockholders in connection with the issuance of shares of CME Class A Common Stock in the Merger will, at the time the Information Statement is provided to such holders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation or warranty is made by JPI, New JPI or the Signing Stockholders with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by CME, Merger Sub 1, Merger Sub 2 or any of their respective Representatives for inclusion or incorporation by reference in the Information Statement.

Section 3.13                             Brokers.  No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of JPI, New JPI or any of their respective stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS

Each Signing Stockholder represents and warrants, severally and not jointly, to CME, Merger Sub 1 and Merger Sub 2 as follows:

Section 4.1                                    Authorization.  Such Signing Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Signing Stockholder and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of such Signing Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.2                                    No Violations; Consents and Approvals.

(a)                     The execution and delivery of this Agreement by such Signing Stockholder does not, and the consummation by such Signing Stockholder of the Transactions will not: (i) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 4.2(b) (Consents and Approvals)); (ii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which such Signing Stockholder is a party or by which such Signing Stockholder or any of its assets or properties may be bound; (iii) result in the creation or imposition of any Lien upon any properties or assets of such Signing Stockholder or (iv) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful ownership of such Signing Stockholder’s assets and properties, except in each case as would not reasonably be expected to prevent or materially impair or delay the ability of such Signing Stockholder to perform its obligations under this Agreement or to consummate the Transactions.

(b)                     No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by such Signing Stockholder in connection with the execution or delivery of this Agreement by such Signing Stockholder or the consummation by such Signing Stockholder of the Transactions.

Section 4.3                                    Accredited Investors.  Such Signing Stockholder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.4                                    Investment in CME Class A Common Stock.

(a)                     Such Signing Stockholder: (i) is receiving the CME Class A Common Stock in the Merger for investment purposes only for its own account and not with any view toward a distribution thereof; (ii) has no contract, undertaking, agreement or arrangement with any Person to transfer to such Person or any other Person such CME Class A Common Stock received in the Merger; and (iii) has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement with respect to any of the foregoing.

(b)                     Such Signing Stockholder, in making its investment in the CME Class A Common Stock: (i) has relied solely upon its own investigation and the express representations and warranties of CME, Merger Sub 1 and Merger Sub 2 set forth in Article V (and none of CME, Merger Sub 1 nor Merger Sub 2, nor any of their respective Representatives, has made, and such Signing Stockholder disclaims the existence of or its reliance on, any other representation or warranty, express or implied, regarding the Transactions); (ii) has considered and evaluated the risks and merits of investing in the CME Class A Common Stock, and has determined that the CME Class A Common Stock is a suitable investment for it; (iii) can bear the economic risk of its investment in the CME Class A Common Stock and can afford a complete loss of its entire investment in the CME Class A Common Stock; and (iv) is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable of considering and evaluating the merits and risks of investing in the CME Class A Common Stock.

Section 4.5                                    Unregistered Securities.  Such Signing Stockholder acknowledges that the shares of CME Class A Common Stock it is receiving in the Merger have not been registered under the Securities Act or any state or foreign securities Laws and that such shares of CME Class A Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to (i) the terms of an effective registration statement under the Securities Act (including pursuant to Section 8.11) and registration under any applicable state or foreign securities Laws or (ii) pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws, and such shares of CME Class A Common Stock will bear a legend making reference to the foregoing restrictions.

Section 4.6                                    Tax Matters. Such Signing Stockholder is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder. Such Signing Stockholder is a person eligible to own the stock of an S corporation under Section 1361 of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CME,
MERGER SUB 1 AND MERGER SUB 2

Except as (i) as set forth in the corresponding sections or subsections of a disclosure letter delivered to JPI prior to the execution of this Agreement (the “CME Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the CME Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 5.6(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the CME Disclosure Letter other than Section 5.6(b) (Absence of Certain Changes)) or (ii) other than with respect to the CME Identified Representations, disclosed in the CME SEC Documents filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled “Risk Factors” or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, CME, Merger Sub 1 and Merger Sub 2 jointly and severally represent and warrant to JPI, New JPI and the Signing Stockholders as follows:

Section 5.1                                    Organization.  CME is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, Merger Sub 1 is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and each of CME, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

Each of CME, Merger Sub 1 and Merger Sub 2 is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a CME Material Adverse Effect.

Section 5.2                                    Capitalization.  All shares of CME Class A Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive or similar rights.

Section 5.3                                    Authorization; Board Approval; Voting Requirements.  Each of CME, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, actions and, subject to receipt of the adoption of this Agreement by CME as the sole stockholder of Merger Sub 1 and as the sole member of Merger Sub 2 (which will be effected by CME prior to the Effective Time), no other corporate or limited liability company, as applicable, proceedings on the part of either CME, Merger Sub 1 or Merger Sub 2 are necessary for CME, Merger Sub 1 and Merger Sub 2 to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly and validly executed and delivered by each of CME, Merger Sub 1 and Merger Sub 2 and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of each of CME, Merger Sub 1 and Merger Sub 2, enforceable against each of CME, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.4                                    No Violations; Consents and Approvals.

(a)                     The execution and delivery of this Agreement by each of CME, Merger Sub 1 and Merger Sub 2 does not and the consummation by each of CME, Merger Sub 1 and Merger Sub 2 of the Transactions will not: (i) conflict with any provisions of the CME, Merger Sub 1 or Merger Sub 2 Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 5.4(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which CME, Merger Sub 1 or Merger Sub 2 is a party or by which CME, Merger Sub 1, Merger Sub 2 or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien upon any properties or assets of CME or any CME Subsidiary (other than Permitted Liens (as defined in the GFI Merger Agreement)) or (v) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of CME’s businesses or ownership of its assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a CME Material Adverse Effect.

(b)                     No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by CME, Merger Sub 1 or Merger Sub 2 in connection with the execution or delivery of this Agreement by each of CME, Merger Sub 1 and Merger Sub 2 or the consummation by each of CME, Merger Sub 1 and Merger Sub 2 of the Transactions, except for: (i) compliance by CME with the HSR Act and the Foreign Competition Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (iv) the filings with the SEC pursuant to Section 8.11 and such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (v) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (vi) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a CME Material Adverse Effect.

Section 5.5                                              SEC Reports; CME Financial Statements.

(a)                     CME has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2014 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “CME SEC Documents”).  As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each CME SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each CME SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each CME SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

(b)                     The CME Financial Statements, which have been derived from the accounting books and records of CME and the CME Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.  The consolidated balance sheets (including the related notes) included in the CME Financial Statements present fairly in all material respects the consolidated financial position of CME and the CME Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such CME Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of CME and the CME Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

Section 5.6                                              Absence of Certain Changes.  Since January 1, 2014, (a) CME and the CME Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions), and (b) there has not been a CME Material Adverse Effect.

Section 5.7                                              Litigation.  As of the date hereof, there is no Proceeding pending or, to the Knowledge of CME (as defined in the GFI Merger Agreement), threatened against CME or any CME Subsidiary, which would reasonably be expected to restrain, enjoin or delay the consummation of any of the Transactions, and no injunction of any type has been entered or issued.

Section 5.8                                              Operations of Merger Sub 1 and Merger Sub 2.  Merger Sub 1 and Merger Sub 2 have been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time and Subsequent Effective Time, as applicable, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or pursuant to the Transactions.

Section 5.9                                              Information Statement.  None of the information supplied or to be supplied by CME, Merger Sub 1 or Merger Sub 2 for inclusion or incorporation by reference in the information statement to be provided to the holders of New JPI Common Stock other than the Signing Stockholders in connection with the issuance of shares of CME Class A Common Stock in the Merger will, at the time the Information Statement is provided to such holders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation or warranty is made by CME, Merger Sub 1, Merger Sub 2 with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by JPI, New JPI, the Signing Stockholders or any of their respective Representatives for inclusion or incorporation by reference in the Information Statement.

Section 5.10                                       Brokers.  No Person other than Barclays Capital Inc. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by CME in connection with the Transactions based upon arrangements made by or on behalf of CME.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1                                    Covenants of New JPI.  From the date of this Agreement until the Effective Time, unless CME shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed solely with respect to JPI) or except as set forth in Section 6.1 of the New JPI Disclosure Letter or otherwise expressly provided for in this Agreement, required in connection with the Transactions or as may be required by applicable Law, neither JPI nor New JPI, nor any of their respective Subsidiaries, shall, directly or indirectly:

(a)                     amend or modify any of its Constituent Documents;

(b)                     (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, (ii) split, subdivide, consolidate, combine or reclassify any of its Securities or issue or allot, or propose or authorize the issuance or allotment of, any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, any of its Securities or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights;

(c)                      issue, allot, sell, grant, pledge or otherwise encumber any Securities or Equity Rights;

(d)                     merge or consolidate with any Person, participate in or undertake a scheme of arrangement under the United Kingdom Companies Act 2006 or acquire the assets or Securities of any other Person;

(e)                      sell, lease, license, subject to a Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights including the Transferred Shares;

(f)                       (i) make any loans, advances or capital contributions to, or investments in, any other Person or (ii) create, incur, guarantee or assume any liabilities;

(g)                      settle or compromise any Proceeding or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding;

(h)                     (i) make, revoke or amend any election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes or (v) change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Returns for the taxable year ended December 31, 2013;

(i)                         take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.1) that would prevent the Combination from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(j)                        change any method of accounting or accounting principles or practices, except for any such change required by a change in GAAP or by a Governmental Entity;

(k)                     adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization, scheme of arrangement under the United Kingdom Companies Act 2006, or other reorganization;

(l)             conduct any other activities or operations other than as necessary to consummate the Transactions; or

(m)     agree or commit to do any of the foregoing.

Section 6.2                                              Covenants of the Signing Stockholders.  Except pursuant to the F-Reorganization Steps Plan with respect to the shares of JPI Common Stock, from the date of this Agreement until the Effective Time, no Signing Stockholder shall, directly or indirectly, sell, transfer, assign, subject to a Lien, encumber or otherwise surrender, relinquish, or dispose of any shares of JPI Common Stock or New JPI Common Stock.  Any such direct or indirect sale, transfer, assignment, Lien, encumbrance or other surrender shall be null and void.

ARTICLE VII

COVENANTS RELATING TO TAX MATTERS

Section 7.1                                              Preparation and Filing of Tax Returns; Payment and Proration of Taxes.

(a)                     Signing Stockholders shall cause JPI to prepare and timely file all Tax Returns for JPI and New JPI that are due on or before the Closing Date (taking into account any applicable extensions). Such Tax Returns shall be prepared in a manner consistent with the prior practice of JPI.  At least forty-five (45) calendar days prior to the filing of each such Tax Return, Signing Stockholders shall cause JPI to provide copies of such Tax Return to CME for its review and comment, and JPI shall, and Signing Stockholders shall cause JPI to, consider in good faith any comments provided by CME to JPI within ten (10) days after JPI has provided such Tax Return to CME.

(b)                     Signing Stockholders shall cause JPI to prepare or cause to be prepared and shall timely file or cause to be timely filed all income Tax Returns not described in Section 1.1(a), including, without limitation, an IRS Form 1120S for JPI’s short taxable year that ends on the Closing Date and any related IRS Form K-1 (and any analogous Tax Returns required by state or local Law). JPI shall use the interim closing of the books method for the preparation of such return, and any items of income, gain, loss, deduction, or credit recognized by JPI or New JPI in connection with the F-Reorganization and the distribution of shares of JPI Holdings by New JPI shall be reflected in such Return. At least forty-five (45) days prior to the due date (taking into account any applicable extensions) for each Tax Return to be prepared by JPI with respect to any Straddle Period, JPI shall provide copies of such Tax Returns to CME for CME’s review and comment, and JPI shall consider in good faith any comments provided by CME to JPI within ten (10) days after JPI has provided such Tax Return to CME. Any items reflected on a Tax Return described in this Section 7.1(b) with respect to which JPI, Signing Stockholders and CME are unable to agree after negotiating in good faith for five (5) days shall be referred to the Independent Accountant Arbitrator for resolution as promptly as practicable. The determination of the Independent Accountant Arbitrator shall be final, conclusive, and binding for all purposes hereunder. Signing Stockholders shall cause JPI to timely revise such draft Tax Return.

(c)                      Neither JPI nor New JPI shall file any amended Tax Return of JPI or New JPI for any year or period ended prior to or on the Closing Date, except as required by Law.  CME shall not file a Section 338(h)(10) election with respect to the transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1                                              Stockholder Consent.  JPI, New JPI and the Signing Stockholders shall deliver to CME the Stockholder Consent constituting the Required Vote within two hours of the execution of this Agreement.

Section 8.2                                              Access to Information; Confidentiality.

(a)                     Upon reasonable prior notice, each of JPI and New JPI shall afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of CME reasonable access during normal business hours and without undue disruption of normal business activity during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of JPI’s and New JPI’s properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to CME (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity or Self-Regulatory Organization and (ii) all other information with respect to JPI or New JPI as CME may reasonably request; provided that JPI and New JPI shall not be obligated to provide access to (A) any competitively sensitive information that would result in the disclosure of any trade secrets of third parties, (B) any information that would reasonably be expected to result in the loss of attorney-client privilege, (C) any information that would result in a breach of an agreement to which JPI or New JPI is a party, (D) any information that, in the reasonable judgment of JPI or New JPI, would violate any applicable Law or (E) any information that is reasonably pertinent to any litigation in which JPI or New JPI, on the one hand, and CME or any of its Affiliates, on the other hand, are adverse parties; provided, however, that in the case of clause (A), (B) or (C) above, JPI or New JPI, as applicable, shall attempt in good faith to make reasonable substitute arrangements as may be reasonably necessary to produce the relevant information in a manner that would not reasonably be expected to harm JPI’s or New JPI’s competitive positions, to jeopardize the attorney-client privilege or to result in such breach, as applicable.

(b)                     All information furnished pursuant to this Section 8.2 shall be subject to the confidentiality agreement, dated as of October 2, 2013, by and between GFI and CME (the “Confidentiality Agreement”), and each of JPI, New JPI and the Signing Stockholders shall be bound to the Confidentiality Agreement as if they were signatories to the Confidentiality Agreement.  No investigation pursuant to this Section 8.2 shall affect the representations, warranties or conditions to the obligations of the Parties contained herein.

Section 8.3                                              Consents and Approvals; F-Reorganization.

(a)                     Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary and appropriate to consummate the Transactions.  In furtherance and not in limitation of the foregoing, each Party, as applicable, shall (i) make or cause to be made the filings required of such party under the HSR Act and the Foreign Competition Laws with respect to the Transactions as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or by any other Governmental Entity (including under any Foreign Competition Laws) in respect of such filings or such Transaction and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such Transaction.  To the extent not prohibited by applicable Law, the Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each Party shall give each other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such Transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or conversation and, unless prohibited by such any Governmental Entity, the opportunity to attend or participate.  The Parties contemplate that as a general matter both CME and New JPI shall be represented at in-person meetings with any Governmental Entity.  CME shall take the lead in determining strategy for scheduling and conducting any meeting, coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws (including the timing of the initial filing under the HSR Act), but shall consult in advance with and reasonably incorporate the views of New JPI.  The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Foreign Competition Laws or other Antitrust Laws.

(b)                     Without limiting the general obligations of the Parties under Section 8.3(a) (Consents and Approvals), each Party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws.

In connection therewith and subject to Section 8.3(a) (Consents and Approvals), if any Proceeding is instituted (or threatened to be instituted) challenging any Transaction as inconsistent with or violative of any Antitrust Law, each Party shall cooperate and use its reasonable best efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such Proceeding and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Transactions, unless CME reasonably determines that litigation is not in its best interests.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.3(b) shall limit the right of a Party to terminate this Agreement pursuant to Section 10.1 (Termination), so long as such Party has until that time complied in all material respects with its obligations under this Section 8.3.  Each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or to obtain the necessary approvals under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(c)                      Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require CME or any CME Subsidiary to agree to or take any action that would result in any Burdensome Condition.  Neither JPI nor New JPI shall agree to or take any action that would result in any Burdensome Condition without the prior written consent of CME.  For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of CME, the CME Subsidiaries or New JPI, including the Transferred Shares, or the holding separate (through the establishment of a trust or otherwise) of the Securities of any CME Subsidiary, New JPI or the Transferred Shares or (ii) imposing or seeking to impose any limitation on the ability of CME, the CME Subsidiaries or New JPI to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of New JPI (including the Transferred Shares), CME or the CME Subsidiaries, in each case other than (x) with respect to Antitrust Laws, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not impair in any material respect the expected benefits of CME and the CME Subsidiaries from or relating to the Transactions, or (y) with respect to Regulatory Approvals, any de minimis administrative or ministerial obligations of CME or any CME Subsidiary, other than, with respect to the IDB Business or IDB Subsidiaries (each as defined in the GFI Merger Agreement), any such obligation that would exist following the Effective Time.

(d)                     JPI, New JPI and the Signing Stockholders shall take all steps necessary to complete the F-Reorganization prior to the Closing. All definitive documentation to implement the F-Reorganization shall be subject to CME’s reasonable prior review and written approval.

Section 8.4                                                            No Solicitation.

(a)                     Each of JPI, New JPI and each Signing Stockholder shall not, nor shall they authorize or permit any of their respective Affiliates or any of their or their respective Affiliates’ respective Representatives to, directly or indirectly (i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) adopt, or publicly propose to adopt, or allow JPI or New JPI to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding in connection with or relating to any Takeover Proposal, or (iii) other than with CME, Merger Sub 1, Merger Sub 2 or their respective Representatives, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data in connection with or relating to, any Takeover Proposal.

Each of JPI, New JPI and each Signing Stockholder shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and shall request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith in accordance with the terms of any applicable confidentiality agreement. Notwithstanding the foregoing, nothing herein shall prevent any Representative of JPI or New JPI or any Signing Stockholder from acting in his or her capacity as an officer or director of GFI, or taking any action in such capacity, but only in either such case as and to the extent permitted by Section 6.5(b) of the GFI Merger Agreement.

(b)                     For purposes of this Agreement, “Takeover Proposal” means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its Subsidiaries, JPI or New JPI, (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (A) GFI and its Subsidiaries, (B) JPI, (C) New JPI or (D) the CME Retained Subsidiaries (as defined in the GFI Merger Agreement), in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing 20% or more of the voting power of GFI’s, JPI’s, New JPI’s or any of the CME Retained Subsidiaries’ (as defined in the GFI Merger Agreement) Securities, or (iv) any transaction, or combination of transactions, similar to the foregoing; provided, however, that the term “Takeover Proposal” shall not include the Transactions.

Section 8.5                                              Fees and Expenses.  Except as set forth in Section 8.3(b) of the GFI Merger Agreement, whether or not the Combination is consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except with respect to all fees associated with the HSR Act and the Foreign Competition Laws, which shall be borne equally by CME, on the one hand, and JPI and New JPI, on the other hand. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including all other matters related to the Transactions.

Section 8.6                                              Public Announcements.  CME and New JPI shall develop a joint communications plan and each Party shall (a) ensure that all of its press releases and other public statements or communications with respect to the Transactions shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions. In addition to the foregoing, none of CME, JPI, New JPI or the Signing Stockholders shall issue any press release or otherwise make any public statement or disclosure concerning any other Party or any other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.7                                              Notice of Certain Events.  Each of CME, JPI, and New JPI shall promptly notify the other Parties after receiving or becoming aware of (a) any written notice from any Person alleging that the consent of that Person is or may be required in connection with the Transactions, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Closing set forth in Article IX to be satisfied, or (c) any Proceeding commenced or, to its Knowledge, threatened against, relating to or otherwise involving CME or any of the CME Subsidiaries or JPI or New JPI, as the case may be, that relates to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 8.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 8.8                                              Listing of Shares of CME Class A Common Stock.  CME shall use its reasonable best efforts to cause the shares of CME Class A Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 8.9                                              State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the Transactions, the Parties shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions.

Section 8.10                                       Stockholder or Member Litigation.  Each of JPI and New JPI shall promptly advise CME orally and in writing of any litigation brought by any of their stockholders against JPI or New JPI and/or its directors relating to this Agreement and/or the Transactions, and shall keep CME reasonably informed regarding any such litigation. Each of JPI and New JPI shall give CME the opportunity to consult with JPI and New JPI regarding the defense or settlement of any such litigation and shall not settle any such litigation without the prior written consent of CME (which consent may not be unreasonably withheld, conditioned or delayed).

Section 8.11                                       Registration Rights.

(a)                     CME shall (i) as soon as reasonably practicable after the Closing Date file with the SEC (I) a “shelf” registration statement under the Securities Act on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement) or (II) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing “shelf” registration statement in accordance with Rule 430B under the Securities Act, in each case for a public offering of the shares of CME Class A Common Stock received by the Signing Stockholders in the Merger (the “Registrable Stock”) to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Registration Statement”) and, in the case of clause (I) above, unless such Registration Statement is automatically effective upon filing, use commercially reasonable efforts to cause the Registration Statement to become effective as soon as reasonably practicable after filing, (ii) use commercially reasonable efforts to cause the Registration Statement to remain effective until the earlier of (A) the date when all Registrable Stock covered by the Registration Statement has been sold or (B) 180 days after the Registration Statement becomes effective (or in the case of an existing “shelf” registration statement, the date of the applicable prospectus supplement), and (iii) prepare and file with the SEC any required amendments to the Registration Statement and the prospectus (including any prospectus supplement) used in connection therewith (“Prospectus”).  Notwithstanding the foregoing, CME shall have no obligation to register or to maintain the effectiveness of the Registration Statement after the Registrable Stock first becomes eligible for sale pursuant to Rule 144 under the Securities Act. In the case of any Registration Statement that is an automatic shelf registration statement, a new registration statement pursuant to Rule 415(a)(6) with respect to the Registrable Stock will be deemed to be an amendment to such Registration Statement for purposes of this Section 8.11, and references in this Section 8.11 to the Registration Statement, except in clause (B) above, shall include such new registration statement.

(b)                     (i) Upon the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of Proceedings with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act or (ii) if the Registration Statement or Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (including, in any such case, as a result of the non-availability of financial statements) or (iii) upon the occurrence or existence of any development, event, fact, situation or circumstance relating to CME that, in the sole discretion of CME, makes it appropriate to suspend the availability of the Registration Statement and Prospectus, (A)(1) in the case of clause (ii) above, subject to clause (iii) above, CME shall as promptly as reasonably practicable prepare and file a post-effective amendment to such Registration Statement or a supplement to the related Prospectus so that such Registration Statement or Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and subject to clause (iii) above, in the case of a post-effective amendment to the Registration Statement, use commercially reasonable efforts to cause it to become effective as promptly as reasonably practicable and (2) in the case of clause (i) above, use commercially reasonable efforts to cause such stop order to be lifted, and (B) CME shall give notice to the Signing Stockholders that the availability of such Registration Statement is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, each Signing Stockholder agrees that it shall not sell any Registrable Stock pursuant to the Registration Statement until such Signing Stockholder is notified by CME of the effectiveness of the post-effective amendment to the Registration Statement provided for in clause (A) above, or until it is notified in writing by CME that the Prospectus may be used.

In connection with any development, event, fact, situation or circumstance covered by clause (iii) above, CME shall be entitled to exercise its rights pursuant to this Section 8.11(b) to suspend the availability of the Registration Statement and Prospectus for no more than an aggregate of 90 days.

(c)                      In connection with the performance of its obligations under this Section 8.11, CME shall pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of CME’s legal counsel, CME’s independent registered public accounting firm and any other persons retained by CME, and any other expenses incurred by CME.  Each Signing Stockholder shall pay any discounts, commissions and transfer taxes, if any, attributable to the sale of Registrable Stock and any other expenses incurred by it.

(d)                     Indemnity.

(i)                           CME agrees to indemnify each Signing Stockholder against any and all loss, liability, claim and damage arising out of any untrue statement of a material fact contained in the Registration Statement or any Prospectus (or any amendment thereto) or the omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this indemnity shall not apply to any loss, liability, claim or damage to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with information furnished to CME by or on behalf of a Signing Stockholder for use in the Registration Statement or any Prospectus (or any amendment thereto).

(ii)                        Each Signing Stockholder agrees to indemnify CME, and each person, if any, who controls CME within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim and damage described in the indemnity contained in Section 8.11(d)(i) but only with respect to untrue statements or omissions made in the Registration Statement or any Prospectus (or any amendment thereto) in reliance upon and in conformity with information furnished in writing to CME by or on behalf of such Signing Stockholder for use in the Registration Statement or any Prospectus (or any amendment thereto).

(iii)                     Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any Proceeding commenced against it in respect of which indemnity may be sought under this Section 8.11(d), but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability except to the extent the indemnifying party is materially prejudiced thereby.  In case any such action shall be brought against any indemnified party, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof, unless the indemnifying party has failed or is failing to vigorously defend such claim; provided, however, that the indemnifying party shall not, in connection with any one such Proceeding or separate but substantially similar actions or Proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons.

No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any Proceeding, commenced or threatened, or any claim whatsoever in respect of which indemnification is sought under this Section 8.11(d) (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such Proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.  No indemnified party shall, without the prior written consent of the indemnifying party, effect any settlement of any commenced or threatened Proceeding in respect of which any indemnification is sought under this Section 8.11(d).

(iv)                    If the indemnification provided for in this Section 8.11(d) from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages or liabilities referred to in this Section 8.11(d), the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(v)                       The obligations of CME and each Signing Stockholder under this Section 8.11(d) shall survive the completion of any offering of Registrable Stock pursuant to any Registration Statement.

(e)                      Each Signing Stockholder (i) shall furnish to CME such information regarding themselves, their relationship to CME and its Affiliates, their Beneficial Ownership of beneficial ownership of common stock of CME, the Registrable Stock held by them, and the intended method of disposition of such securities as is required to be included under the Securities Act in the Registration Statement (or any amendment thereto) or any Prospectus, (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to the Registration Statement, and (iii) shall report to CME all sales or other distributions of Registrable Stock pursuant to the Registration Statement.  It shall be a condition precedent to the obligations of CME to take any action pursuant to this Section 8.11 with respect to the Registrable Stock of any selling Signing Stockholder that such selling Signing Stockholder furnish to CME the information required by clause (i) above.

Section 8.12                                       Tax Matters. Each of JPI and New JPI will duly and timely file with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes in any jurisdiction for which JPI or New JPI is required by a Governmental Entity to file such Tax Returns, including, but not limited to, those Tax Returns required to be filed in respect of all material Taxes not yet due and payable with respect to the results of operations of JPI or New JPI, whether or not such Taxes are asserted by the relevant Governmental Entity or Taxing Authority, and such Tax Returns will be true, correct and complete in all material respects.

Section 8.13                                       Information Statement.  As promptly as reasonably practicable following the mailing of the Proxy Statement/Prospectus (as defined in the GFI Merger Agreement) in connection with the GFI Mergers, CME, JPI and New JPI shall prepare the Information Statement relating to the Merger, which shall contain the notices required pursuant to the DGCL in connection with the Merger and otherwise comply with all applicable Laws.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1                                              Conditions to Each Party’s Obligation to Effect the Combination. The respective obligations of each Party to effect the Combination are subject to the satisfaction or, to the extent permitted by applicable Law and the terms hereof, waiver, on or prior to the Closing Date, of the following conditions:

(a)                     Stockholder Approval.  JPI and New JPI shall have obtained the Stockholder Consent.

(b)                     Stock Exchange Listing.  The shares of CME Class A Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq.

(c)                      Regulatory Approval. (i) Any waiting period (and any extension thereof) applicable to the Combination under the HSR Act and the Foreign Competition Laws set forth in Section 9.1(c)(i) of the New JPI Disclosure Letter shall have been terminated or shall have expired and no action shall have been instituted by the Antitrust Division or the FTC or under any Foreign Competition Laws challenging or seeking to enjoin the consummation of the Combination or impose a Burdensome Condition, which action shall not have been withdrawn, terminated or finally resolved, (ii) all approvals applicable to the Combination under any Foreign Competition Laws set forth in Section 9.1(c)(ii) of the New JPI Disclosure Letter shall have been obtained (including any approval or no-action letter from the UK Competition and Markets Authority, should it decide to investigate the Combination) and such approvals shall not be subject to a Burdensome Condition, (iii) all Regulatory Approvals set forth in Section 9.1(c)(iii) of the New JPI Disclosure Letter shall have been obtained and such approvals shall not be subject to a Burdensome Condition, and (iv) all Notices set forth in Section 9.1(c)(iv) of the New JPI Disclosure Letter shall have been provided and all required related acknowledgements shall have been obtained and such acknowledgements shall not have imposed a Burdensome Condition.

(d)                     No Injunctions or Restraints; Illegality.  No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Combination illegal or otherwise prohibiting consummation of the Combination, or seeking to impose a Burdensome Condition (collectively, “Restraints”) unless such Restraint is vacated, terminated or withdrawn; provided that prior to asserting this condition, the Party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 8.3) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered.

(e)                      Other Transactions.  Each of the conditions to the closing of the GFI Mergers and the IDB Transaction shall have been satisfied or waived.

Section 9.2                                              Conditions to Obligations of CME, Merger Sub 1 and Merger Sub 2.  The obligations of CME, Merger Sub 1 and Merger Sub 2 to effect the Combination are subject to the satisfaction, or waiver by CME, on or prior to the Closing Date of the following additional conditions:

(a)                     Representations and Warranties.  The representations and warranties of JPI, New JPI and the Signing Stockholders set forth in this Agreement, (i) other than the New JPI Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a Material Adverse Effect, and (ii) with respect to the New JPI Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). CME shall have received a certificate of each Signing Stockholder and of the chief executive officer or the chief financial officer of each of JPI and New JPI to such effect.

(b)                     Performance of Obligations of JPI, New JPI and the Signing Stockholders.  Each of JPI, New JPI and the Signing Stockholders shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and CME shall have received a certificate of each Signing Stockholder and of the chief executive officer or the chief financial officer of each of JPI and New JPI to such effect.

(c)                      Tax Opinion.  CME shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CME, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Combination will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CME and New JPI will be a party to such reorganization.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CME, New JPI and others.

(d)                     Other Transactions.  The F-Reorganization shall have been completed.

(e)                      Appraisal Rights. The time period for exercising appraisal rights or dissenters’ rights in connection with the F-Reorganization and this Agreement shall have each expired, and (i) holders of not more than 5% of the issued and outstanding shares of New JPI Common Stock shall have demanded (and not withdrawn) appraisal of their shares in accordance with the DGCL or other applicable Law in connection therewith and (ii) Holders of not more than 5% of the issued and outstanding shares of JPI Common Stock shall have demanded (and not withdrawn) appraisal of their shares in accordance with the New York Business Corporation Law or other applicable Law in connection therewith.

(f)                       Section 1445 Certificate.  CME shall have received a statement duly completed and executed by New JPI pursuant to Treasury Regulation Section 1.1445-2(b)(2)(vi) dated as of the Closing Date meeting the requirements of Treasury Regulations Section 1.445-2(c)(3) and Treasury Regulations Section 1.897-2(h), in form and substance reasonably satisfactory to CME, certifying that New JPI is not a “foreign person” within the meaning of Section 1445 of the Code as described in Section 1445 of the Code.

Section 9.3                                              Conditions to Obligations of New JPI.  The obligations of New JPI to effect the Combination are subject to the satisfaction, or waiver by New JPI, on or prior to the Closing Date of the following additional conditions:

(a)                     Representations and Warranties.  The representations and warranties of CME, Merger Sub 1 and Merger Sub 2 set forth in this Agreement, (i) other than the CME Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or CME Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a CME Material Adverse Effect, and (ii) with respect to the CME Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).  New JPI shall have received a certificate of the chief executive officer or the chief financial officer of CME to such effect.

(b)                     Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2.  Each of CME, Merger Sub 1 and Merger Sub 2 shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and New JPI shall have received a certificate of the chief executive officer or the chief financial officer of CME to such effect.

(c)                      Tax Opinion.  New JPI shall have received an opinion of Willkie Farr & Gallagher LLP in form and substance reasonably satisfactory to New JPI, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Combination will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of New JPI and CME will be a party to such reorganization.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of New JPI, CME and others.

(d)                     Section 1445 Certificate.  New JPI shall have received a statement duly completed and executed by CME dated as of the Closing Date meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h), in form and substance reasonably satisfactory to New JPI.

ARTICLE X

TERMINATION

Section 10.1                                       Termination.  This Agreement may be terminated and the Combination may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Consent:

(a)                     by mutual written consent of CME and New JPI;

(b)                     by either CME or New JPI, if:

(i)                           Termination Date. The Combination shall not have been consummated by the Outside Date;

(ii)                        Restraint.  Any Restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in Section 9.1(d) (No Injunctions or Restraints; Illegality) shall be in effect and shall have become final and non-appealable; or

(iii)                     Other Transactions.  Either the GFI Merger Agreement or the IDB Transaction Agreement is terminated in accordance with its terms.

provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition;

(c)                      by CME, if:

(i)                           Breach by JPI, New JPI or the Signing Stockholders.  JPI, New JPI or the Signing Stockholders shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by JPI, New JPI or the JPI Signing Stockholders prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to New JPI by CME of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 9.2(a) (Representations and Warranties) or Section 9.2(b) (Performance of Obligations of JPI, New JPI and the Signing Stockholders) to be satisfied; provided that CME, Merger Sub 1 or Merger Sub 2 is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 9.3(a) (Representations and Warranties) or Section 9.3(b) (Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2) to be satisfied;

(ii)                        Violation of No Solicitation.  JPI, New JPI or their respective Representatives shall have breached in any material respect any of their respective obligations under Section 8.4 (No Solicitation); or

(iii)                     Stockholder Consent. The Stockholder Consent is not delivered to CME within two hours of the execution of this Agreement;

(d)                     by New JPI, if:

(i)                           Breach by CME.  CME, Merger Sub 1 or Merger Sub 2 shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by CME, Merger Sub 1 or Merger Sub 2 prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to CME, Merger Sub 1 or Merger Sub 2 by New JPI of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 9.3(a) (Representations and Warranties) or Section 9.3(b) (Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2); provided that JPI or New JPI is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 9.2(a) (Representations and Warranties) or Section 9.2(b) (Performance of Obligations of JPI, New JPI and the Signing Stockholders) to be satisfied; or

(ii)                        Other Transactions.  The GFI Merger Agreement is terminated in accordance with its terms.

Section 10.2                                       Effect of Termination.  In the event of any termination of this Agreement as provided in Section 10.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 8.2 (Access to Information; Confidentiality) and the provisions of this Section 10.2 and Article XI (General Provisions), each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1                                       Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time, (ii) the New JPI Identified Representations, which shall each survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such representation and warranty, and (iii) this Article XI.  From and after the Effective Time, each of JPI and each Signing Stockholder waives, and shall have no right of, any contribution from New JPI.

Section 11.2                                       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery).  All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to CME, Merger Sub 1 or Merger Sub 2, to:

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Attention:                                         General Counsel

Email:                                                            legalnotices@cmegroup.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Attention:                                         Rodd M. Schreiber, Esq.

Richard C. Witzel, Jr., Esq.

Email:                                                            Rodd.Schreiber@skadden.com

Richard.Witzel@skadden.com

If to JPI or New JPI, to:

Jersey Partners Inc.

PO Box 882

Bethpage, NY 11714

Attention:         Robert Crossan

Email:                Robert.Crossan@jerseypartnersinc.com

with a copy (which shall not constitute notice) to:

GFI Group Inc.

55 Water Street

New York, NY 10041

Attention:         Christopher D’Antuono, Esq.

Email:                christopher.dantuono@gfigroup.com

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:  Jeffrey Poss, Esq.

   Adam Turteltaub, Esq.

Email:            jposs@willkie.com

aturteltaub@willkie.com

If to a Signing Stockholder, to the respective address set forth in Exhibit A hereto.

Section 11.3                                       Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings (including headings contained in parentheticals to Section and Article references) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 11.4                                       Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

Section 11.5                                       Entire Agreement; Third Party Beneficiaries.

(a)                     This Agreement (including the Exhibits and the Parties’ disclosure letters hereto), the Confidentiality Agreement, the GFI Merger Agreement, the IDB Transaction Agreement and the GFI Support Agreement (as defined in the GFI Merger Agreement) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b)                     This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.9 (Extension; Waiver) without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.6                                       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 11.7                                       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.8                                       Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of JPI or New JPI, but, after such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 11.9                                       Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, except as provided in Section 9.1(a), conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 11.10                                Governing Law and Venue; Waiver of Jury Trial.

(a)                     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.  The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts.  The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 (Notices) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)                     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(b).

Section 11.11                                Enforcement.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

* * * * *

IN WITNESS WHEREOF, CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and the Signing Stockholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CME GROUP INC.

By:	/s/ Kathleen M. Cronin
	Name:	Kathleen M. Cronin
	Title:	General Counsel

CHEETAH ACQUISITION CORP.

By:	/s/ James E. Parisi
	Name:	James E. Parisi
	Title:	Treasurer

CHEETAH ACQUISITION LLC

By:	/s/ James E. Parisi
	Name:	James E. Parisi
	Title:	Treasurer

JERSEY PARTNERS INC.

By:	/s/ Michael Gooch
	Name:	Michael Gooch
	Title:	President

NEW JPI INC.

By:	/s/ Michael Gooch
	Name:	Michael Gooch
	Title:	President

[Agreement and Plan of Merger — JPI]

/s/ Michael Gooch
Name: Michael Gooch

/s/ Nick Brown
Name: Nick Brown

/s/ Colin Heffron
Name: Colin Heffron

[Agreement and Plan of Merger — JPI]

Exhibit A

Signing Stockholder Notice Addresses

To:

c/o Jersey Partners Inc.

PO Box 882

Bethpage, NY 11714

with a copy (which shall not constitute notice) to:

GFI Group Inc.

55 Water Street

New York, NY 10041

Attention:                                         Christopher D’Antuono, Esq.

Email:                                                            Christopher.dantuono@gfigroup.com

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:                                         Jeffrey Poss, Esq.

Adam Turteltaub, Esq.

Email:                                                            jposs@willkie.com

aturteltaub@willkie.com

Exhibit B

Stockholder Consent Agreement

Exhibit B

Stockholder Notice, Waiver, Agreement and Representation Form

Explanatory Note

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 30, 2014, by and among CME Group Inc., a Delaware corporation (“CME”), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME subsidiary (“Merger Sub 1”), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (“Merger Sub 2”), Jersey Partners Inc., a New York corporation (“JPI”), New JPI Inc., a Delaware corporation (“New JPI”), and the other individuals signatory thereto, which are stockholders of JPI and New JPI (the “Signing Stockholders”), Merger Sub 1 will merge with and into New JPI, with New JPI as the surviving corporation (the “Initial Merger”), which will then merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of CME (the “Merger”). The consummation of the Merger has been approved by the affirmative vote of a requisite number of JPI and New JPI stockholders.

Each share of New JPI common stock, other than shares of New JPI common stock owned by New JPI and shares of New JPI common stock held by a holder who has not consented to the Initial Merger and who has demanded appraisal for such shares of New JPI common stock in accordance with Section 262 of the General Corporation Law of the State of Delaware, will be converted into, and will thereafter represent, the right to receive a fraction of a share of CME class A common stock (the “CME Class A Common Stock”), the numerator of which equals the aggregate number of shares of CME Class A Common Stock that would be payable if such shares were converted into the GFI Merger Consideration (as defined below) and the denominator of which equals the maximum number of shares of the common stock of New JPI that could be issued and outstanding immediately prior to the consummation of the Initial Merger following the F-Reorganization (as defined below) and without giving effect to the exercise of any appraisal rights or dissenters’ rights in connection therewith. The “GFI Merger Consideration” is equal to the right to receive a fraction of a share of CME Class A Common Stock, the numerator of which equal $4.55 and the denominator of which equals the average of the closing sale prices of CME Class A Common Stock as reported on NASDAQ Global Select Market for the ten trading days ending upon and including the trading day immediately before the Merger.

In connection with the Merger and the Transactions (as defined below), each stockholder of JPI and New JPI, other than the Signing Stockholders, is being provided with this Stockholder Notice, Waiver, Agreement and Representation Form (the “Stockholder Form and Agreement”).

Also in connection with the Merger, and prior to the consummation of the Merger, JPI, New JPI and their respective stockholders will undertake an internal reorganization pursuant to which New JPI will form Jersey Partners Holdings LLC, a Delaware limited liability company (“JPI Holdings”), which shall form JPI Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of JPI Holdings (“JPI Merger Sub”), and JPI will merge with and into JPI Merger Sub in exchange for shares of New JPI. JPI Merger Sub will then distribute the shares of GFI Group Inc. owned by it (the “Transferred Shares”) to JPI Holdings, which will distribute the Transferred Shares to New JPI so that New JPI will become the record and beneficial owner of all of the Transferred Shares record and beneficially owned by JPI, and New JPI will then distribute all of its membership interests in JPI Holdings to the stockholders of New JPI such that following such steps the only assets of New JPI will be the Transferred Shares (the “F-Reorganization”);

Prior to the Merger, GFI Group Inc., a Delaware corporation (“GFI”), will undertake an internal reorganization such that all assets and liabilities related to (i) the business of developing, marketing and licensing to customers a suite of electronic trading, information sharing, straight-through processing, clearing links and post-trade services for commodities, principally in the energy market, in each case as conducted by GFI and its subsidiaries (the “Trayport Business”) and (ii) the business of developing, marketing and licensing to customers a suite of software that facilitates pricing, analytics, risk management, connectivity and straight-through processing and lifecycle management of foreign exchange options, as well as the sale or license of FENICS Business and IDB Business market data, in each case as conducted by GFI and its subsidiaries (the “FENICS Business”) will be transferred to or retained by certain subsidiaries of GFI (the “Retained Subsidiaries”), and all other assets and liabilities will be transferred to or retained by certain other subsidiaries of GFI (the “IDB Subsidiaries”) such that the Retained Subsidiaries will own all of the assets, properties and rights of the Trayport Business and FENICS Business and will not have any liabilities other than those exclusively related to the Trayport Business and FENICS Business (the “Pre-Closing Restructuring”).

Immediately following the Merger, Commodore Acquisition Corp. (“Genesis Merger Sub 1”), a Delaware corporation and a wholly-owned CME subsidiary, will merge with and into GFI, which will then merge with and into Commodore Acquisition LLC, (“Genesis Merger Sub 2”) a Delaware limited liability company and a wholly-owned CME Subsidiary (the “GFI Mergers”), pursuant to the terms of an Agreement and Plan of Merger, dated July 30,2014, by and among GFI, CME, Genesis Merger Sub 1 and Genesis Merger Sub 2 (the “GFI Merger Agreement”). Immediately following the completion of the GFI Mergers, GFI Brokers Holdco Ltd, a Bermuda limited liability company, will purchase from the surviving company of the GFI Mergers, the IDB Subsidiaries (the “IDB Transaction”), pursuant to the terms of a Purchase Agreement, dated July 30, 2014, by and among JPI, New JPI, IDB Buyer, CME and Genesis Merger Sub 2 (the “IDB Transaction Agreement”).

Prior to the Merger, JPI, New JPI and each direct and indirect stockholder of IDB Buyer that beneficially owns the common stock of GFI will have executed a support agreement pursuant to which the parties thereto will agree to appear, or cause all such shares of GFI common stock they directly or indirectly own to be counted as present for purposes of calculating a quorum at all meetings of the GFI stockholders and vote, whether in person, by proxy or by delivering a written consent, in accordance with the terms of such agreement (the “Support Agreement” and together with the Merger, the F-Reorganization, the GFI Mergers, the Pre-Closing Restructuring and the IDB Transaction, the “Transactions”).

The foregoing summary is intended to summarize only certain terms of the Transactions. It is not intended to provide, and does not contain, a summary of all the terms of the Transactions that may be significant to JPI and New JPI stockholders. JPI and New JPI stockholders should read the Merger Agreement, the GFI Merger Agreement and the IDB Transaction Agreement in their entirety, as they the legal document governing the Transactions.

2

New JPI

GFI Brokers Holdco Ltd

c/o GFI Group, Inc.

55 Water Street

New York, NY 10041

Attention:                                     General Counsel

Email:      Us_legal@gfigroup.com

BY COMPLETING AND RETURNING THIS STOCKHOLDER FORM AND AGREEMENT, YOU ARE ENTERING INTO A LEGALLY BINDING AGREEMENT WITH CME, NEW JPI AND JPI. YOU SHOULD READ THIS STOCKHOLDER FORM AND AGREEMENT AND ALL OF THE RELATED DOCUMENTS CAREFULLY BEFORE COMPLETING AND RETURNING A STOCKHOLDER FORM AND AGREEMENT.

3

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Attention:                                       General Counsel

Email:                                                            legalnotices@cmegroup.com

GFI Brokers Holdco Ltd

c/o GFI Group, Inc.

55 Water Street

New York, NY 10041

Attention:                                         General Counsel

Email:                                                            Us_legal@gfigroup.com

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 30, 2014, by and among CME Group Inc., a Delaware corporation (“CME”), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME subsidiary (“Merger Sub 1”), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (“Merger Sub 2”), Jersey Partners Inc., a New York corporation (“JPI”), New JPI Inc., a Delaware corporation (“New JPI”), and the other individuals signatory hereto, which are stockholders of JPI and New JPI, the undersigned hereby represents, warrants, covenants and agrees as follows (capitalized terms not otherwise defined in this Stockholder Form and Agreement shall have the meaning ascribed to them in the Merger Agreement):

1.                                      Consent. The undersigned hereby consents to and approves the Transactions.

2.                                      Representations and Warranties.

(a)                                 The undersigned has all requisite power and authority to execute and deliver this Stockholder Form and Agreement and to perform its obligations hereunder. This Stockholder Form and Agreement has been duly and validly executed and delivered by the undersigned and is a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)                                 No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by the undersigned in connection with the delivery of this Stockholder Form and Agreement by the undersigned.

(c)                                  The undersigned: (i) is receiving the CME Class A Common Stock in the Merger for investment purposes only for its own account and not with any view toward a distribution thereof; (ii) has no contract, undertaking, agreement or arrangement with any Person to transfer to such Person or any other Person such CME Class A Common Stock received in the Merger; and (iii) has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement with respect to any of the foregoing.

4

(d)                                 The undersigned acknowledges receipt of the Information Statement as provided by JPI and New JPI, including a copy of the Merger Agreement and any notices of appraisal rights required by the General Corporation Law of the State of Delaware (“DGCL”) or the New York Business Corporation Law (“NYBCL”). The undersigned further acknowledges that he, she or it has carefully read and understands the Information Statement, the Merger Agreement, such notices and this Stockholder Form and Agreement, and has received information with respect to all matters he, she or it considers material to his, her or its decision to make its investment in the CME Class A Common Stock. The undersigned further acknowledges that he, she or it: (i) has relied solely upon his, her or its own investigation, (ii) has considered and evaluated the risks and merits of investing in the CME Class A Common Stock, and has determined that the CME Class A Common Stock is a suitable investment for him, her or it; (iii) can bear the economic risk of its investment in the CME Class A Common Stock and can afford a complete loss of his, her or its entire investment in the CME Class A Common Stock; and (iv) is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable of considering and evaluating the merits and risks of investing in the CME Class A Common Stock.

(e)                                  The undersigned acknowledges that the shares of CME Class A Common Stock he, she or it is receiving in the Merger have not been registered under the Securities Act or any state or foreign securities laws and that such shares of CME Class A Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to (i) the terms of an effective registration statement under the Securities Act (including pursuant to Section 8.11 of the Merger Agreement) and registration under any applicable state or foreign securities Laws or (ii) pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws, and such shares of CME Class A Common Stock will bear a legend making reference to the foregoing restrictions.

(f)                                   The undersigned is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder. Such Signing Stockholder is a person eligible to own the stock of an S corporation under Section 1361 of the Code.

5

3.                                      Merger Consideration. The undersigned understands that subject to the terms of the Merger Agreement, it will become entitled to the Merger Consideration payable pursuant to the Merger Agreement. The undersigned further (1) covenants and agrees that the payment of the Merger Consideration provided for in the Merger Agreement is in full and complete satisfaction and discharge of any and all rights or claims of the undersigned in respect of the undersigned’s shares of JPI Common Stock or New JPI Common Stock or any right to acquire equity securities of JPI or New JPI and (2) covenants and agrees that, upon payment of the Merger Consideration in accordance with the terms of the Merger Agreement, neither CME, JPI or New JPI, nor their respective affiliates will have any further liabilities or obligations with respect to such shares of common stock or any right to acquire equity securities of JPI or New JPI after the Effective Time.

4.                                      Waiver of Appraisal Rights. The undersigned hereby waives any appraisal or dissenters’ rights with respect to any of the undersigned’s shares of (i) JPI Common Stock under the NYBCL or (ii) the New JPI Common Stock under the DGCL, whether or not the undersigned has previously made a written demand upon JPI or New JPI and otherwise complied with the appraisal rights provisions of the DGCL or NYBCL. The undersigned acknowledges and agrees that such waiver is irrevocable prior to a termination of the Merger Agreement.

5.                                      Certain Other Waivers. The undersigned hereby waives any right of first refusal, right of first offer and any similar rights afforded to the undersigned under that certain Stockholders Agreement, dated as of January 1, 2000, by and among JPI and its stockholders in connection with the Transactions. The undersigned acknowledges and agrees that such waiver is irrevocable prior to a termination of the Merger Agreement.

6.                                      Covenants.

(a)                                 Except pursuant to the F-Reorganization Steps Plan with respect to the shares of JPI Common Stock, from the date of the Merger Agreement until the Effective Time, the undersigned shall not, directly or indirectly, sell, transfer, assign, subject to a Lien, encumber or otherwise surrender, relinquish, or dispose of any shares of JPI Common Stock or New JPI Common Stock. Any such direct or indirect sale, transfer, assignment, Lien, encumbrance or other surrender shall be null and void.

(b)                                 The undersigned shall not issue any press release or otherwise make any public statement or disclosure concerning any Party or any Party’s business, financial conditions or results of operation without the consent of the Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  The undersigned agrees to execute and deliver such agreements, documents and instruments and to take such other action as may be reasonably required by JPI in order to carry out the Transactions.

6

7.                                      Agreement Regarding Registration Rights. The undersigned acknowledges and agrees to be bound by the covenants and agreements applicable to Signing Stockholders set forth in Section 8.11 of the Merger Agreement.

8.                                      Miscellaneous. None of CME, JPI or New JPI or any other person shall be under any obligation to notify you of any defect in a Stockholder Form and Agreement. The validity, enforceability, interpretation, and construction of this agreement shall be determined in accordance with the laws of the state of Delaware. This agreement shall be binding upon the undersigned and the undersigned’s heirs, executors, administrators, successors and assigns, as the case may be. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be on and the same instrument.

[Signature Page Follows]

7

IN WITNESS WHEREOF, I have hereunto signed this Stockholder Form and Agreement as of                                          .

By:

Name: